Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

Calvert Social Index Series, Inc:

We consent to the use of our report dated November 22, 2004, with respect to the financial statements of the Calvert Social Index Fund, a series of the Calvert Social Index Series, Inc, as of September 30, 2004, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 19, 2005